PGIM ETF TRUST

Distribution Agreement

THIS DISTRIBUTION AGREEMENT is made as of February 1, 2018 between the PGIM ETF Trust, a Delaware statutory trust (the Trust), on behalf of its series set forth on attached Exhibit A (each referred to as the “Fund”) and Prudential Investment Management Services LLC, a Delaware limited liability company (the Distributor).

WITNESSETH

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the Investment Company Act), as an open-end, management investment company and the Trust intends to create and redeem shares of beneficial interest (the “Shares”) of the Fund on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the registration statement of the Trust relating to the Fund;

WHEREAS, the Distributor is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is engaged in the business of selling shares of registered investment companies either directly or through other broker-dealers;

WHEREAS, the Shares of the Fund will be listed on a national securities exchange;

WHEREAS, the Trust and the Distributor wish to enter into an agreement with each other, under which the Distributor shall act as distributor with respect to the issuance, distribution and redemption of Creation Units of Shares of the Fund and hold itself available to receive and process purchase and redemption orders for such Creation Units in the manner set forth in the registration statement of the Trust relating to the Fund; and

WHEREAS, the Fund has adopted a plan of distribution pursuant to Rule 12b-1 under the Investment Company Act (a Plan) authorizing payments by the Fund to the Distributor with respect to the distribution of its Shares and the maintenance of related shareholder accounts.

NOW, THEREFORE, the parties agree as follows:

Section 1. Appointment of the Distributor

The Trust hereby appoints the Distributor as the exclusive distributor for Creation Unit aggregations of Shares of the Fund. The Distributor hereby accepts such appointment and agrees to furnish the services described in this Agreement. The Distributor, as agent, does not undertake to sell any specific amount of Shares of the Fund. The Trust hereby agrees during the term of this Agreement to sell Shares of the Fund through the Distributor as its agent on the terms and conditions set forth below.

Section 2. Exclusive Nature of Duties

The Distributor shall be the exclusive representative of the Fund to act as principal underwriter and agent of the Fund for the sale of the Fund's Shares, except that:

2.1 The exclusive rights granted to the Distributor to sell Shares of the Fund shall not apply to Shares of the Fund issued in connection with the merger or consolidation of any other investment company or personal holding company with the Fund or the acquisition by purchase or otherwise of all (or substantially all) the assets or the outstanding shares of any such company by the Fund.

2.2 Such exclusive rights shall not apply to Shares issued by the Fund pursuant to reinvestment of dividends or capital gains distributions or through the exercise of any conversion feature or exchange privilege, if any, as described in the Prospectus. The term "Prospectus" shall mean the Summary Prospectus, Prospectus and Statement of Additional Information that is included as part of the Fund's Registration Statement, as such Summary Prospectus, Prospectus and Statement of Additional Information may be amended or supplemented from time to time, and the term "Registration Statement" shall mean the Registration Statement filed by the Trust in respect of the Fund with the Securities and Exchange Commission (SEC) and effective under the Securities Act of 1933, as amended (Securities Act), and the Investment Company Act, as such Registration Statement is amended or supplemented from time to time.

Section 3. Purchase of Shares from the Fund

3.1 The Trust grants to the Distributor the right to sell Creation Units of the Fund authorized for issue at a price based on the applicable net asset value, in accordance with the Prospectus, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the Securities Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states. The Distributor agrees to hold itself available to receive and process orders for such Creation Units in the manner described in the Prospectus or as otherwise agreed between the Trust and the Distributor from time to time.

3.2 The Fund shall have the right to suspend the sale of its Shares at times when redemption is suspended pursuant to the conditions in Section 4.3 hereof or at such other times as may be determined by the Board. The Fund shall also have the right to suspend the sale of Shares if a banking moratorium shall have been declared by federal or New Jersey authorities.

3.3 The Distributor will transmit promptly any orders received by the Distributor for the purchase of Shares in Creation Units to the transfer agent of the Trust and maintain records of both orders placed with the Distributor and confirmation of acceptance furnished by the Distributor. In addition, the Distributor will maintain a record of the instructions given to the Fund to implement the delivery of its Shares.

Section 4. Redemption of Shares by the Fund

4.1 The outstanding Shares may be tendered for redemption in aggregations of Creation Units in accordance with the Declaration of Trust as amended from time to time, and in accordance with the applicable provisions of the Prospectus. The price to be paid to redeem the Shares shall be equal to the net asset value determined as set forth in the Prospectus.

4.2 The Distributor will transmit promptly any orders received by the Distributor for the redemption of Shares in Creation Units to the transfer agent of the Trust and maintain records of both orders placed with the Distributor and confirmation of acceptance furnished by the Distributor. In addition, the Distributor will maintain a record of the instructions given to the Fund to implement the delivery of redemption proceeds.

4.3 Redemption of Shares or payment may be suspended at times when the New York Stock Exchange is closed for other than customary weekends and holidays, when trading on said Exchange is restricted, when an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable or it is not reasonably practicable for the Fund fairly to determine the value of its net assets, or during any other period when the SEC, by order, so permits.

Section 5. Duties of the Trust

5.1 The Trust agrees to issue Creation Unit aggregations of Shares of the Fund and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with applicable book-entry system procedures in such amounts as the Distributor has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite securities or other financial instruments and any cash component (together with any fees) and acceptance of such order, upon the terms described in the Prospectus. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to the Distributor, in accordance with the provisions of the Prospectus.

5.2 The Fund shall furnish the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares, and this shall include one certified copy, upon request by the Distributor, of all financial statements prepared for the Fund by the Fund’s independent registered public accounting firm. The Fund shall make available to the Distributor such number of copies of its Prospectus and annual and interim reports as the Distributor shall reasonably request.

5.3 The Fund shall take, from time to time, but subject to the necessary approval of the Board, all necessary action to register Shares under the Securities Act, to the end that there will be available for sale such number of Shares as the Distributor reasonably may expect to sell. The Fund agrees to file from time to time such amendments, reports and other documents as may be necessary in order that there will be no untrue statement of a material fact in the Registration Statement, or necessary in order that there will be no omission to state a material fact in the Registration Statement which omission would make the statements therein misleading. All marketing or other advertising materials prepared by the Fund and delivered to the Distributor for use in marketing shares of the Fund shall be accurate in all material respects and will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

5.4 If required by law, the Fund shall use its best efforts to notify such states as the Distributor and the Fund may approve of its intention to sell any appropriate number of its Shares; provided that the Fund shall not be required to amend its Declaration of Trust or By-Laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of its Shares in any state from the terms set forth in its Registration Statement, to qualify as a foreign corporation in any state or to consent to service of process in any state other than with respect to claims arising out of the offering of its Shares. Any such notification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such notifications.

Section 6. Duties of the Distributor

6.1 The Distributor will enter into agreements similar in form to the Authorized Participant Agreement template approved by the Board of Trustees of the Trust (each, an “Authorized Participant Agreement”) with authorized participants approved by the Distributor for the creation and redemption of Creation Units of the Fund. Each authorized participant shall be (i) eligible and authorized to participate in the Depository Trust Company direct registration system or (ii) a participant in the Continuous Net Settlement System of the National Securities Clearing Corporation.

The Distributor shall devote reasonable time and effort to effect sales of Shares, but shall not be obligated to sell any specific number of Shares. Sales of the Shares shall be on the terms described in the Prospectus. The Distributor may enter into like arrangements with other investment companies.

6.2 In selling the Shares, the Distributor shall use its best efforts in all respects duly to conform with the requirements of all federal and state laws relating to the sale of such securities. Neither the Distributor nor any other person is authorized by the Fund to give any information or to make any representations, other than those contained in the Registration Statement or Prospectus and any sales literature approved by appropriate officers of the Fund.

6.3 The Distributor shall adopt and follow procedures for the confirmation of sales to authorized participants, the collection of amounts payable by the authorized participants on such sales and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of Securities Exchange Act Rule 10b-10 and the rules of the Financial Industry Regulatory Authority (FINRA).

6.4 The Distributor shall also perform the services listed on Exhibit B hereto as requested by the Fund from time to time.

Section 7. Payments to the Distributor

7.1 The Distributor shall be entitled to no compensation from the Trust or PGIM Investments LLC (the “Manager”) or its affiliates for the services provided by the Distributor pursuant to this Agreement so long as the Manager or an affiliate of the Manager is acting as investment manager to the Fund. The Trust may compensate the Distributor pursuant to the terms of the Plan, as may be determined from time to time by the Board of Trustees of the Trust. Notwithstanding anything in this agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Manager or its affiliates with respect to any of its services provided hereunder or for additional services as may be agreed upon by the parties from time to time.

Section 8. Payment of the Distributor under the Plan

8.1 The Fund shall pay to the Distributor as compensation for services under the Plan adopted by the Fund, if any, and this Agreement a distribution and service fee with respect to the Fund’s Shares as described in the Plan and this Agreement.

8.2 So long as the Plan or any amendment thereto is in effect, the Distributor shall inform the Board of the commissions and account servicing fees with respect to the Shares to be paid by the Distributor to account executives of the Distributor and any dealers that have Dealer Agreements with the Distributor. So long as a Plan (or any amendment thereto) is in effect, at the request of the Board or any agent or representative of the Fund, the Distributor shall provide such additional information as may reasonably be requested concerning the activities of the Distributor hereunder and the costs incurred in performing such activities with respect to the Shares.

Section 9. Allocation of Expenses

The Manager shall bear all costs and expenses of the continuous offering of the Fund’s Shares (except for those costs and expenses borne by the Distributor pursuant to a Plan and subject to the requirements of
Rule 12b-1 under the Investment Company Act), including fees and disbursements of its counsel and auditors, in connection with the preparation and filing of any required Registration Statements and/or Prospectuses under the Investment Company Act or the Securities Act, and all amendments and supplements thereto, and preparing and mailing annual and periodic reports and proxy materials to shareholders (including but not limited to the expense of setting in type any such Registration Statements, Prospectuses, annual or periodic reports or proxy materials), unless such fees or expenses may be otherwise paid by the Fund pursuant to the arrangements between the Trust and the Manager with respect to the Fund. The Manager shall also bear the cost or expense of making any notice filings for the Shares for sale, and, if necessary or advisable in connection therewith, of qualifying the Fund as a broker or dealer, in such states of the United States or other jurisdictions as shall be selected by the Fund and the Distributor pursuant to Section 5.4 hereof and the cost and expense payable to each such state for continuing notification therein until the Fund decides to discontinue such notification pursuant to Section 5.4 hereof, unless such fees or expenses may be otherwise paid by the Fund pursuant to the arrangements between the Trust and the Manager with respect to the Fund. As set forth in Section 8 above, the Fund shall bear the expenses it assumes pursuant to any Plan, so long as such Plan is in effect.

Section 10. Indemnification

10.1 The Fund agrees to indemnify, defend and hold the Distributor, its officers and members and any person who controls the Distributor within the meaning of Section 15 of the Securities Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Distributor, its officers, members or any such controlling person may incur under the Securities Act, or under common law or otherwise, arising out of or based upon any untrue statement of a material fact contained in the Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished by the Distributor to the Fund for use in the Registration Statement or Prospectus; provided, however, that this indemnity agreement shall not inure to the benefit of any such officer, member or controlling person unless a court of competent jurisdiction shall determine in a final decision on the merits, that the person to be indemnified was not liable by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement (disabling conduct), or, in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the indemnified person was not liable by reason of disabling conduct, by (a) a vote of a majority of a quorum of Trustees or Trustees who are neither "interested persons" of the Fund as defined in Section 2(a)(19) of the Investment Company Act nor parties to the proceeding, or (b) an independent legal counsel in a written opinion. The Fund's agreement to indemnify the Distributor, its officers and members and any such controlling person as aforesaid is expressly conditioned upon the Fund's being promptly notified of any action brought against the Distributor, its officers or members, or any such controlling person, such notification to be given by letter or telegram addressed to the Fund at its principal business office. The Fund agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any Shares.

10.2 The Distributor agrees to indemnify, defend and hold the Fund, its officers and Trustees and any person who controls the Fund, if any, within the meaning of Section 15 of the Securities Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which the Fund, its officers and Trustees or any such controlling person may incur under the Securities Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Fund, its Trustees or officers or such controlling person resulting from such claims or demands shall arise out of or be based upon any alleged untrue statement of a material fact contained in information furnished by the Distributor to the Fund for use in the Registration Statement or Prospectus or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or Prospectus or necessary to make such information not misleading. The Distributor's agreement to indemnify the Fund, its officers and Trustees and any such controlling person as aforesaid, is expressly conditioned upon the Distributor's being promptly notified of any action brought against the Fund, its officers and directors or any such controlling person, such notification being given to the Distributor at its principal business office.

10.3. Neither party shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation: acts of God; earthquakes; extreme weather events, including blizzards, hurricanes, tornados and storms, fires; floods; civil or military disturbances; blackouts; terrorism; breakdowns in communications systems; riots; loss or malfunction of utilities or computer or internet services; labor disputes; acts of civil or military authority or governmental actions (“Force Majeure Events”). A party unable to perform its obligations hereunder due to a Force Majeure Event shall promptly notify the other party specifying the nature of the Force Majeure Event and the action it will take to restore its services hereunder.

10.4. The indemnification agreements between the parties stated in this Section 10 shall survive termination of this Agreement for a period of six (6) years from the date of termination.

Section 11. Duration and Termination of this Agreement

11.1 This Agreement shall become effective as of the date first above written and shall remain in force only so long as such continuance is specifically approved at least annually by (a) the Board of the Trust, or by the vote of a majority of the outstanding voting securities of the Fund, and (b) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such parties and who have no direct or indirect financial interest in this Agreement or in the operation of any of the Fund’s Plans or in any agreement related thereto (Independent Trustees), cast in person at a meeting called for the purpose of voting upon such approval.

11.2 This Agreement may be terminated at any time, without the payment of any penalty, by a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment. This Agreement may be terminated immediately by (A) the Distributor if the Fund ceases to be registered as an investment company under the Investment Company Act; (B) the Fund if the Distributor ceases to be registered as a broker-dealer under the 1934 Act; and (C) either party if the other party becomes insolvent.

11.3 The terms "affiliated person," "assignment," "interested person" and "vote of a majority of the outstanding voting securities", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

Section 12. Amendments to this Agreement

This Agreement may be amended by the parties only if such amendment is specifically approved by (a) the Board of the Trust, or by the vote of a majority of the outstanding voting securities of the Fund, and (b) by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such amendment.

Section 13. Separate Agreement as to a Series

The amendment or termination of this Agreement with respect to any series (i.e., any Fund) shall not result in the amendment or termination of this Agreement with respect to any other series unless explicitly so provided.

Section 14. Governing Law

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New Jersey, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

Section 15. Confidentiality.

The parties to this Agreement agree that each shall treat as confidential all information provided by a party to the others regarding such party’s business and operations, including without limitation the investment activities or holdings of the Fund. All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and the arrangements contemplated hereby. Except as may be necessary or appropriate in carrying out the terms of this Agreement and the arrangements contemplated hereby, such confidential information shall not be disclosed to any third party without the prior consent of such providing party. The foregoing limitations shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Agreement or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, including in response to any regulatory or enforcement request, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

Section 16. Notices.

All notices, communications, requests and demands to or upon the respective parties hereto to be effective shall be in writing (and if sent by mail, sent via certified or registered mail, return receipt requested) or be by confirmed facsimile transmission or email with confirmed delivery status notification. All notices shall be deemed to have been duly given or made when delivered by hand, or three business days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission or email transmission, when sent, addressed as follows or at such other address as such party may designate in writing (a change in a party’s contact information below in accordance with this section shall not be deemed as an amendment to this Agreement).

If to the DISTRIBUTOR: Attn: Peter Boland 655 Broad Street, 17th Floor Newark, NJ 07102 Telephone: (973) 367-4462 Email: Attn: peter.boland@prudential.com	If to the Fund: Attn: Chief Legal Officer 655 Broad Street, 17th Floor Newark, NJ 07102 Telephone: (973) 367-6563 Email: Attn: Raymond.ohara@prudenital.com

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year above written.

Prudential Investment Management Services LLC

By: /s/Scott E. Benjamin
Name: Scott E. Benjamin
Title: Vice President

PGIM ETF Trust

(on behalf of its series as listed on Exhibit A)

By: /s/Stuart Parker
Name: Stuart Parker
Title: President

Exhibit A

PGIM Ultra Short Bond ETF

Dated: February 1, 2018.

Exhibit B

List of Services

Contract Management

•	Coordinate and execute Authorized Participant Agreements pursuant to Section 6 of this Agreement.
•	Coordinate and execute operational agreements related to the services contemplated by this Agreement (e.g., networking agreements, NSCC redemption agreements, etc.).
•	Coordinate and execute on behalf of the Trust shareholder service and similar agreements to the extent permitted by applicable law, and as contemplated by the Plan.

Transactions with APs

•	Such duties and responsibilities as the Distributor may agree to perform pursuant to any Authorized Participant Agreement to which it becomes a party.

Prospectus Delivery

•	Deliver or cause to be delivered a copy of the Prospectus to Authorized Participants purchasing Shares in Creation Units as required by applicable law.

Sales Literature

•	Prepare or review, provide advice with respect to, and file with the federal and state agencies, FINRA or other organizations as required by federal, state, or other applicable laws and regulations or the rules of any applicable self-regulatory organization, all sales literature (advertisements, brochures and shareholder communications) for the Fund.

FINRA Review

•	File marketing materials with FINRA as required and respond to FINRA comments on marketing materials.

Other Services

•	Forward any complaints concerning the Fund received by the Distributor to the Trust, assist in resolving such complaints, and maintain a log of such complaints as required by applicable law.
•	Keep and maintain all books and records relating to the services provided by the Distributor in accordance with applicable law.